May 18, 2011

Las Vegas Railway Express, Inc.
6650 Via Austi Parkway, Suite 170
Las Vegas, Nevada 89119
Attn:       Michael A. Barron
Chairman/CEO

Mr. Barron:

It is with a very heavy heart that I must inform you that I must resign from my post as CFO of the company due to personal reasons immediately.  I want to assure you that there are absolutely no issues with the company, management, accounting or the operations of the business involved with my decision to leave.  I feel it is necessary to return home to Florida at this time.

I know the timing of all of this is not good for the company and I am aware that I committed to be here for at least two years, but my personal issues compel me to return home at this time.  I am willing to help with the transition by being available to my replacement to answer any questions.

I hope you will forgive my sudden departure.

/s/ Greg West
Greg West